As filed with the Securities and Exchange Commission on October 30, 2009.

Registration File Number: 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF FLORIDA CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	1185 Immokalee Road Naples, Florida 34145 (239) 254-2100	59-3535315
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(IRS Employer Identification No.)

BANK OF FLORIDA CORPORATION 401(k) PLAN

(Full title of the plan)

Michael L. McMullan

President and Chief Executive Officer

1185 Immokalee Road

Naples, Florida 34145

(239) 254-2100

(Name and address and telephone number, including area code, of agent for service)

Copies requested to:

A. George Igler, Esq. or Richard L. Pearlman, Esq.

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

Telephone: (850) 878-2411

Facsimile: (850) 878-1230

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	1,000,000 shares (2)	$1.77	$1,770,000	$98.77
Interests in Plan (3)	Indeterminate	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock $1.82 and $1.72, respectively, as reported by the NASDAQ Global Market on October 27, 2009.
(2)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the employee benefit plan describe above by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.
(3)	In addition, pursuant to Rule 416(c) und the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described above.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Item 2.	Registrant Information and Employee Plan Annual Information. *

The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Bank of Florida Corporation 401(k) Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428. These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents or portions of documents, previously filed by Bank of Florida Corporation (the “Company”) or the Plan with the Commission are hereby incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 9, 2009 (File No. 000-50091);

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed with the Commission on May 7, 2009 and August 7, 2009, respectively (File No. 000-50091);

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 2, 2009 (File No. 000-50091);

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 18, 2009 (File No. 000-50091)

•

the Company’s Current Reports on Form 8-K filed with the Commission on October 21, 2009, October 15, 2009, July 30, 2009, July 21, 2009, July 13, 2009, July 2, 2009, May 14, 2009, May 4, 2009, May 1, 2009, April 28, 2009, April 20, 2009, April 10, 2009, April 8, 2009, March 26, 2009, March 10, 2009, February 17, 2009, February 13, 2009 and February 4, 2009 (File No. 000-50091); and

•	the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008, filed with the Commission on June 29, 2009 (File No. 000-50091).

All reports subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Plan has not previously been subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Plan, however, filed an Annual Report on Form 11-K for the year ended December 31, 2008, which is hereby incorporated by reference herein. All documents subsequently filed by the Plan pursuant to Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person: (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of a corporation, Florida law permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Article IX of the Company’s Bylaws provide that the Company shall indemnify its officers, directors, employees, but not its agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that the Company shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the Company’s board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by the Company for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors and officers, or to persons controlling the Company, pursuant to its Bylaws or Florida law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to the Company by Florida law to indemnify directors, certain other provisions of the FBCA have the effect of further limiting the personal liability of directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy, except in the case of certain qualifying breaches of the director’s duties.

The Company has purchased certain liability insurance for its officers and directors.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

The following exhibits are filed with the Commission and are incorporated by reference into this Form S-8. The exhibits which are denominated by: (a.) were previously filed as a part of Amendment No. 1 to Form SB-2 with the Commission on May 7, 1999; (b) were previously filed as part of Form 8-K filed on July 2, 2009; (c) were previously filed as part of Form 8-K filed on October 19, 2009; (d) were previously filed as part of Form 10-Q filed on August 4, 2005; (e) were previously filed as part of Form 10-K filed on March 8, 2007; (f) were previously filed as part of Form 10-Q filed on August 7, 2008. The exhibit numbers correspond to the exhibit numbers in the referenced document.

Exhibit Number	Description of Exhibit

d.4.1	Restated Articles of Incorporation dated May 24, 2005

e.4.3	Article of Amendment to Restated Articles of Incorporation dated December 20, 2006

b.4.4	Articles of Amendment to Restated Articles of Incorporation dated June 26, 2009

c.4.5	Articles of Amendment to Restated Articles of Incorporation dated August 27, 2009

f.4.6	Third Amended and Restated Bylaws dated April 24, 2008

a.4.7	Specimen Common Stock Certificate

4.8	Adoption Agreement and Concurrent Amendments for Bank of Florida Corporation 401(k) Plan

4.9	Volume Submitter Cross-Tested Defined Contribution Plan and Trust

4.10	Amendment for Merging Defined Contribution Plan (Old Florida Bankshares, Inc.)

4.11	First Amendment to Bank of Florida Corporation 401(k) Plan

4.12	Second Amendment to Bank of Florida Corporation 401(k) Plan

4.13	Interim Amendments to Bank of Florida Corporation 401(k) Plan

4.14	Third Amendment to Bank of Florida Corporation 401(k) Plan

5.1	IRS Determination Letter

5.2	Opinion of Igler & Dougherty, P.A.

23.1	Consent of Hacker, Johnson & Smith, P.A.

23.2	Consent of Igler & Dougherty, P.A. (included in Exhibit 5.1)

23.3	Consent of Porter Keadle Moore, LLP

24.1	Power of Attorney (contained in signature page)

In lieu of an opinion of counsel concerning the Plan’s compliance with the requirements of ERISA, the Company confirms an Internal Revenue Service determination letter with respect to the Plan has been received as to the Plan’s qualifications.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

BANK OF FLORIDA CORPORATION

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida on October 30, 2009.

By:	/S/ MICHAEL L. MCMULLAN
Michael L. McMullan,
President, Chief Executive Officer & Principal Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. McMullan and Tracy L. Keegan and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

Donald R. Barber	Director	October 30, 2009

/S/ JOE B. COX Joe B. Cox	Director	October 30, 2009

Bradford Douglas	Director	October 30, 2009

/S/ JOHN B. JAMES John B. James	Director	October 30, 2009

/S/ LAVONNE JOHNSON LaVonne Johnson	Director	October 30, 2009

/S/ EDWARD KALOUST Edward Kaloust	Director	October 30, 2009

/S/ TRACY L. KEEGAN Tracy L. Keegan	Executive Vice President, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer	October 30, 2009

Signature	Title	Date

/S/ MICHAEL L. MCMULLAN Michael L. McMullan	Chief Executive Officer, President, Principal Executive Officer, Director	October 30, 2009

/S/ EDWARD A. MORTON Edward A. Morton	Director	October 30, 2009

/S/ PIERCE T. NEESE Pierce T. Neese	Director	October 30, 2009

/S/ MICHAEL T. PUTZIGER Michael T. Putziger	Director	October 30, 2009

Ramon A. Rodriguez	Director	October 30, 2009

/S/ TERRY W. STILES Terry W. Stiles	Director	October 30, 2009

BANK OF FLORIDA CORPORATION 401(k) PLAN

Pursuant to the requirements of the Securities Act of 1933, the trustee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida on October 30, 2009.

By:	/S/ JOHN B. JAMES
John B. James,
Trustee